Exhibit 99.1

RAMACO RESOURCES REPORTS

FIRST QUARTER 2025 RESULTS

LEXINGTON, KY., May 12, 2025 -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”), is a leading operator and developer of high-quality, low-cost metallurgical coal in Central Appalachia and future developer of rare earth and critical minerals in Wyoming. Today it reported financial results for the three months ended March 31, 2025.

FIRST QUARTER 2025 HIGHLIGHTS

●	The Company had net income of $(9.5) million and Class A diluted EPS of $(0.19) for the first quarter of 2025. The Company had adjusted earnings before interest, taxes, depreciation, amortization, certain non-operating expenses, and equity-based compensation (“Adjusted EBITDA”, a non-GAAP measure), of $9.8 million, for the quarter ended March 31, 2025. (See “Reconciliation of Non-GAAP Measures” below.)

●	Non-GAAP cash cost per ton sold was $98 in the first quarter of 2025, which was a $20 per ton decline compared to the first quarter of 2024. (See “Reconciliation of Non-GAAP Measures” below.) The Company’s cash costs continue to remain firmly in the first quartile of the U.S. cost curve.

●	For the first quarter of 2025, the Company’s non-GAAP cash margins of $24 per ton and non-GAAP realized sales price of $122 per ton sold were both the highest such metrics among its publicly traded peer group. The Adjusted EBITDA for the Company this quarter was also higher than the met coal results of three of its four larger public peers. We hope to continue this positive trend.

●	First quarter of 2025 production was a quarterly record, with overall production annualizing to 4.0 million tons. This occurred despite the Company missing roughly 0.1 million tons of production in January and February due to extreme freezing temperatures and severe flooding in the Central Appalachian region.

●	In the first quarter of 2025, adverse market conditions continued from 2024 with U.S. metallurgical coal indices falling $5 per ton quarter over quarter and $65 per ton compared to the first quarter of 2024. This represented a decline of 3% on average versus the fourth quarter of 2024 and a decline of 27% on average versus the first quarter of 2024.

●	Ramaco's Board of Directors approved and declared a quarterly cash dividend of $0.1811 per share on the Company's Class B common stock. The second quarter dividend is payable on June 13, 2025, to shareholders of record on May 30, 2025.

MARKET COMMENTARY / 2025 OUTLOOK

Sales and Marketing:

●	As of March 31, 2025, total sales commitments currently total 3.7 million tons, which equates to over 90% of the midpoint of 2025 production guidance. 1.6 million tons are committed to North American customers at an average realized fixed price of $152 per ton. In addition, 0.6 million export tons shipped in the first quarter to seaborne customers at an average fixed price of $111 per ton.

●	Thus, in total, 2.2 million tons are committed at a combined average fixed price of $141 per ton, while another 1.5 million index-priced export tons are committed to seaborne customers.

Guidance:

●	Please note the Company has updated several areas of 2025 guidance:

●	Based on the Company’s continued solid cost performance, 2025 cost per ton sold guidance is lowered to $96 – $102, down from the prior expectation of $97 – $103.

●	The Company has also reduced capital expenditure guidance from $60 – $70 million to $55 – $65 million. The majority of capital expenditures will occur in the first half of 2025 as a continuation of recent growth projects initiated in 2024.

●	In light of continued weak market conditions, the Company is optimizing overall production and sales. The Company expects to reduce production to limit lower priced spot sales. At current spot prices, the above measures are expected to enhance margins, be accretive to earnings, and provide a net benefit to free cash flow.

●	Full-year 2025 production is now anticipated to come in at 3.9 – 4.3 million tons versus prior expectations of 4.2 – 4.6 million tons. Full-year 2025 sales are now anticipated to come in at 4.1 – 4.5 million tons versus prior expectations of 4.4 – 4.8 million tons.

●	Anticipating continued weak market conditions in the coal markets, tons sold in the second quarter of 2025 are projected to be 850,000 – 950,000 tons.

●	The Company is also modifying both DD&A and cash SG&A guidance. Cash SG&A guidance is increased to $36 – $40 million from $34 – $38 million, largely due to increased legal expenses related to the lawsuit against Chubb N.A., which is anticipated to go to trial this summer. In addition, DD&A guidance declines to $71 – $76 million from $73 – $78 million, resulting from the changes to production and capital expenditure mentioned before.

Rare Earths and Critical Minerals:

●	The Company has made significant progress on testing, mine and process planning on the overall development of the rare earth element (“REE”) and critical mineral (“CM”) deposit at its Brook Mine in Sheridan, Wyoming.

●	The Company intends to commence large scale carbon ore mining of the Brook Mine in June 2025. Construction of a pilot scale concentrate processing facility will commence by this Fall. Spending for both projects are currently reflected in existing guidance for capital expenditures for the year.

●	Initial production of rare earth concentrates processed at pilot scale is expected to begin in 2026. The projected development timeline is that the pilot plant will be expanded to a full commercial scale facility late in 2026, with targeting of commercial-scale production of oxides in the second half of 2028.

●	The Company announced today that Michael Woloschuk will join Ramaco as Executive Vice President for Critical Minerals from the Fluor Corporation to oversee the Company’s development of the Brook Mine and related commercialization of its rare earth and critical mineral operations. Mr. Woloschuk was most recently the Global Executive Director of the Fluor Corporation’s worldwide critical mineral division with over 30 years of experience in developing and operating large scale critical mineral mining and processing operations in many areas of the world.

●	In March, Wyoming Governor Mark Gordon announced that Ramaco’s Brook Mine project would receive a $6.1 million matching grant. The grant was recommended for approval by the Wyoming Energy Authority under the state’s Energy Matching Fund (“EMF”) established by the Wyoming Legislature. The EMF aims to spur innovation and support transformative energy projects in Wyoming.

●	The Company is releasing today a revised Technical Report Summary (“TRS”) on the Brook Mine property Rare Earth Element Exploration Target prepared by Weir International, Inc., (“Weir”) in accordance with the U.S. Securities and Exchange Commission Regulation S-K 1300 for Mining Property Disclosure.

●	Weir’s TRS report is based on exploration conducted on deposits from only approximately 4,500 permitted acres of the overall 16,000 acres constituting the Brook Mine. Further coring and exploration activities on the remaining approximately 11,500 acres will commence later this year and continue in 2026.

●	Weir reports the high range of Total Rare Earth Oxide (“TREO”) is now estimated at approximately 1.7 million tons. This is inclusive of the critical minerals of scandium, germanium and gallium, which constitute roughly 0.3 million tons or 17% of the overall deposit. China has imposed significant export restrictions on these and other critical minerals and rare earth elements causing significant implications for global supply chains and U.S. strategic interests.

●	The Brook Mine deposit has an estimated average grade on an ash basis of between approximately 450-570 parts per million (ppm) and a maximum grade by lithology between approximately 3,300 - 9,600 ppm.

●	Based on independent conventional hydrometallurgy testing to date by Hazen Research, Inc. (“Hazen”) and Fluor, the primary and secondary levels of recoveries of rare earths are now expected to be above 80%. The projected rates of recovery of REEs and selective critical minerals are undergoing additional testing to further optimize their levels of recovery and refinement of their processing techniques.

●	Based on current resource data and planned processing capacity, the Company projects that the Brook Mine project will commercially produce approximately 1,400 metric tons of critical mineral oxides per year.

●	An estimated 565 metric tons or roughly 40% of future production will include purified oxides of seven REEs and CMs including neodymium (Nd), praseodymium (Pr), dysprosium (Dy), gallium (Ga), germanium (Ge), terbium (Tb), and scandium (Sc). Similarly, based on current analysis, we project that over 95% of expected revenue and cash flow would be derived from this basket of seven oxide products.

●	The balance of future production of approximately 837 metric tons will include eleven additional REEs, which are expected to constitute less than 5% of expected revenue and cash flow.

●	The Company anticipates that before the end of the second quarter the Fluor Corporation will release results of its full Preliminary Economic Analysis (“PEA”) of the project. The report has been delayed pending receipt of results from Hazen’s testing laboratories. The Company will release a comprehensive overview of its overall development plans for its critical mineral operations once the PEA is released.

Board of Directors Declares Second Quarter Class B Cash Dividend:

●	Ramaco’s Board of Directors approved and declared a quarterly cash dividend of $0.1811 per share on the Company’s Class B common stock. The second quarter dividend is payable on June 13, 2025, to shareholders of record on May 30, 2025.

●	The Company previously announced that its Board of Directors approved and declared a quarterly Class A dividend of $0.06875 per share for the second quarter of 2025 which shall be paid in Class B common stock. The Class A dividend is also payable on June 13, 2025, to shareholders of record on May 30, 2025.

●	For additional information please see our Current Report on Form 8-K which is expected to be filed with the Securities and Exchange Commission later today.

MANAGEMENT COMMENTARY

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “At this juncture in 2025 we are enduring the challenging market conditions in our core metallurgical coal business yet experiencing some very exciting developments in our emerging rare earth and critical mineral business.

With regard to our met coal business, on a macro level the first quarter saw a continued decline in both U.S. and Australian metallurgical coal prices. This mirrors the on-going Chinese domestic overproduction of steel combined with its below market sale into both the developed and developing world. In turn, this has muted both worldwide steel production and pricing for metallurgical coal.

Given market conditions this was a quarter where unfortunately no public company’s met coal operations across the industry enjoyed strong results. Despite this, Ramaco’s first quarter results continued to show a trajectory of operational strength and sales excellence.

I am proud to say that we enjoyed both the highest cash margins per ton, as well as the highest realized sales price among our publicly traded peer group this quarter, all of whom have already reported Q1 results. Somewhat uniquely given our relative size, Ramaco’s Adjusted EBITDA for this quarter was also higher than the met coal results of three of our four larger public met coal peers.

Both overall Company and Elk Creek production specifically were also at quarterly records. This led to the second straight quarter of cash mine costs per ton sold coming in under $100. This puts us firmly in the first quartile of the cost curve among U.S. metallurgical coal producers.

These solid operational results occurred despite almost four weeks of challenging weather conditions during the quarter. Freezing temperatures in January and extreme flooding in February in the Central Appalachian region negatively impacted production by roughly 0.1 million tons.

Despite record current quarterly production that annualized to 4.0 million tons, we are reducing our 2025 production and sales guidance. Strategically, given current weak market conditions, we are not going to force tons into the current oversold and underpriced spot market just for the sake of producing more coal.

But realizing the cyclicality of this business, should more positive market conditions warrant, we continue to retain the optionality to increase both production and sales this year, with an ability to exit the year above a 5 million ton per annum run rate. When we see more positive market clarity, we are also poised to greenlight existing and new mine expansion to add over 2 million additional tons of new production.

These increases would come from the 1.5-million-ton deep mine expansion at our Maben low vol complex, as well as continuation of new mining into the Berwind #3 and #4 sections at our Berwind complex. This would take our overall production to an approximate 6.5-7.0-million-ton level, timed over roughly a 24–36-month period from when we greenlight initiation of these projects.

To shift focus, we are strongly encouraged by recent Australian benchmark pricing which has risen almost $20 per ton over the past month, despite generally muted demand. This increase is almost solely driven by global supply cuts, as higher cost producers continue to struggle with negative margins in the current environment.

As we have said before, we continue to see supply contractions and mine closures in our domestic Central Appalachian markets. We expect the extent and timing of these supply reductions over the coming months to be meaningful as well as to impact both available supply and future pricing.

We are strongly encouraged by the progress that has been made on our emerging rare earth element and critical mineral front at the Brook Mine in Wyoming. Last month, China banned the export of terbium, dysprosium, and scandium to the United States. This comes on top of last year’s ban of gallium and germanium exports. Together, these five REEs and critical minerals are anticipated to make up the vast majority of both our future revenue and cash flow from the Brook Mine.

The outlines of our project continue to be further defined as we move forward into large scale production of the coal and rare earth ore beginning in June. We are exceedingly proud that the Brook Mine will be the United States’ first new rare earth mine in over 70 years and indeed Wyoming’s first new coal mine in over 50 years.

Over the past two years we have been building a strong management team that we expect will move the Brook Mine project forward from its initial conceptual development phase ultimately into full scale commercial production over the next few years. We have now brought on board an exceptionally experienced individual who will be leading the ultimate commercial development. We are delighted that Michael Woloschuk, who has led Fluor Corporation’s global critical mineral practice, will be joining us as an Executive Vice President. Mike brings over three decades of working internationally on some of the largest rare earth and critical mineral projects around the world. We welcome him to our team.

We have now also today released Weir’s updated Technical Exploration Report on the Brook Mine’s geology. The report has revised the current estimated size of the initial deposit to now 1.7 million tons of total rare earth oxide. As further exploration continues on the remaining two-thirds of the deposit area we expect that the estimated size of the deposit will continue to increase. At an average current annual U.S. demand of roughly 10,000 tons, the mine has the potential to provide a meaningful share of the United States domestic supply requirements of the minerals it produces for a considerable period.

Analytically, we have now completed a significant amount of our multi-year primary and secondary geological, chemical and hydrometallurgical third-party testing of our deposit. Given delays in receipt of chemical and metallurgic test results back from independent laboratories the issuance of the Fluor Preliminary Economic Analysis has taken longer than originally expected. With the receipt of final processing test results, we now expect Fluor to release their Preliminary Economic Analysis on the project by the end of this quarter.

However, in advance of that report and based upon the findings of the independent testing to date we have authorized commencement of the large scale mining of ores starting in June and the immediate subsequent development of a pilot processing facility to commence later this summer. Both projects have been fully budgeted into the current existing capital expenditure guidance.

Our confidence to move forward is based both on test results we have received to date and our resulting preliminary economics we have internally developed with guidance from Fluor. The Weir report shows that geologically the size of deposit is exceedingly large at 1.7 million TREO. The rare earth concentrations of our ores now average between 450-570 ppm on an ash basis with maximum concentration grades between 3,300 - 9,600 ppm. The hydrometallurgical tests from Hazen have shown primary recoveries of over 80% on our rare earths. Analysis to further optimize recovery rates on selective critical minerals is continuing and is expected to be disclosed in the Fluor report.

Under our commercial development timeframe, we plan to have our pilot operations producing rare earth concentrate in 2026. We also plan to transition later that year into construction of a full-scale processing facility with the capacity to produce commercial oxides within a two-year timeframe by 2028 or earlier. With the commencement of our active mining this summer, we will also now begin the process of identification and solicitation of potential customers for our eventual commercial production.

As these steps demonstrate we will clearly begin to transition the Company to becoming a commercial producer of both met coal as well as and rare earths and critical minerals.

Lastly, we are pleased and honored to welcome former United States Senator Joe Manchin from West Virginia to our Board as our newest independent director. Mr. Manchin has been one of our nation’s most prominent and consequential politicians. He is uniquely positioned to lend his decades of both state and national experience to help guide our progress. As you know most of our met coal production is in West Virginia, which, given his ties to the State, make his insights that much more meaningful. He has also championed the nation’s quest to build critical domestic supply lines of rare earths and critical minerals. We welcome his new role with us.

As we look to where we sit at this point in the year, our metallurgical mine operations continue to execute very well despite being in a difficult macro coal environment. We hope for improvement in our core met markets as the year progresses.

At the same time, on a highly positive note, we are beginning the process to transition into hopefully becoming a major United States commercial presence as a critical mineral and rare earth producer. We ultimately hope to have important footholds as an operator and producer of two of this nation’s most important critical mineral requirements.

Key operational and financial metrics are presented below (unaudited):

Key Metrics
	1Q25	4Q24	Chg.	1Q24	Chg.
Total Tons Sold ('000)	946	1,122	(16)%	929	2%
Revenue ($mm)	$134.7	$170.9	(21)%	$172.7	(22)%
Cost of Sales ($mm)	$114.1	$136.1	(16)%	$139.7	(18)%
Non-GAAP Revenue of Tons Sold ($/Ton) [1]	$122	$129	(5)%	$155	(21)%
Non-GAAP Cash Cost of Sales ($/Ton) [1]	$98	$96	2%	$118	(17)%
Non-GAAP Cash Margins on Tons Sold ($/Ton)	$24	$33	(27)%	$37	(35)%
Net Income (Loss) ($mm)	$(9.5)	$3.9	(344)%	$2.0	(575)%
Diluted EPS - Class A Common Stock	$(0.19)	$0.06	(400)%	$(0.00)	(3,778)%
Diluted EPS - Class B Common Stock	$(0.20)	$0.02	(1,100)%	$0.23	(187)%
Adjusted EBITDA ($mm) [1]	$9.8	$29.2	(66)%	$24.2	(60)%
Capex ($mm)	$20.3	$11.9	70%	$18.7	8%
Adjusted EBITDA less Capex ($mm)	$(10.5)	$17.3	(161)%	$5.4	(293)%
(1)	See “Reconciliation of Non-GAAP Measures.”

Differences may occur due to rounding.

FIRST QUARTER 2025 PERFORMANCE

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the first quarter of 2025, unless specified otherwise.

Year over Year Quarterly Comparison

Quarterly overall production of 989,000 tons was up 17% from the same period of 2024 and was a quarterly record. The Elk Creek complex produced a record 687,000 tons, up 47% from last year. The first quarter of 2025 benefited from both solid overall operational and productivity execution, as well as the successful ramp-up of production from both new mines at our Elk Creek complex, the Ram 3 surface/highwall mine and the third section at our Stonecoal Alma mine. The Berwind, Knox Creek, and Maben complexes had production of 302,000 tons in the quarter, which was down 20% from the same period last year. The decline was largely due to the previously announced idling of the higher cost Big Creek Jawbone mine at Knox Creek.

U.S. metallurgical coal indices fell 27% versus the first quarter of 2024. As a result, quarterly pricing was $122 per ton, which was 21% lower compared to $155 per ton in the first quarter of 2024.

Cash costs were $98 per ton sold, excluding transportation costs, alternative mineral development costs, and idle mine costs, which was a 17%, or $20 per ton decrease from the same period in 2024.

As a result of the above, cash margins were $24 per ton during the quarter, down from $37 per ton in the same period of 2024. This was based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

Sequential Quarter Comparison

First quarter of 2025 production was 989,000 tons, up 4% from the fourth quarter of 2024. The increase was due to the continued ramp up of the Company’s second half of 2024 growth initiatives, as discussed above.

Realized quarterly pricing of $122 per ton was down 5% from $129 per ton in the fourth quarter of 2024. This reflected weaker market conditions and lower index pricing as key U.S. metallurgical coal indices fell roughly 3% in the first quarter of 2025 versus the fourth quarter of 2024. The Australian benchmark index fell roughly 9% during the same period, thus negatively impacting the Company’s netbacks to sales into Asia.

Quarterly cash costs of $98 per ton compared to $96 per ton in the fourth quarter of 2024. The continued solid cost control came despite challenging weather conditions impeding production and increasing budgeted costs in January and February as discussed above. Quarterly cash margins were $24 per ton, decreasing from $33 per ton sequentially, mainly due to the decline in netback pricing. These figures are based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

BALANCE SHEET AND LIQUIDITY

As of March 31, 2025, the Company had liquidity of $118.4 million, consisting of $43.5 million of cash plus $74.9 million of availability under our revolving credit facility. Liquidity was up 24% compared to the same period of 2024.

Quarterly capital expenditures totaled $20.3 million, compared to $11.9 million the fourth quarter of 2024. This compared to $18.7 million for the same period of 2024. Most capital expenditures for 2025 are expected to occur in the first half of the year as a carryforward of commitments for growth projects made in 2024.

For the first quarter of 2025, the Company recognized income tax expense of $(3.4) million, which was an approximate 31% effective tax benefit rate.

The following summarizes key sales, production and financial metrics for the periods noted (unaudited):

	Three months ended
	March 31,	December 31,	March 31,
In thousands, except per ton amounts	2025	2024	2024

Sales Volume (tons)	946	1,122	929

Company Production (tons)
Elk Creek Mining Complex	687	672	467
Berwind Mining Complex (includes Knox Creek and Maben)	302	282	377
Total	989	954	844

Per Ton Financial Metrics (a)
Average revenue per ton	$122	$129	$155
Average cash costs of coal sold	98	96	118
Average cash margin per ton	$24	$33	$37

Capital Expenditures	$20,312	$11,920	$18,730

(a)	Metrics are defined and reconciled under “Reconciliation of Non-GAAP Measures.”

FINANCIAL GUIDANCE

(In thousands, except per ton amounts and percentages)

	Full-Year	Full-Year
	2025 Guidance	2024

Company Production (tons)	3,900 - 4,300	3,671

Sales (tons) (a)	4,100 - 4,500	3,989

Cash Costs Per Ton Sold (b)	$96 - 102	$105

Other
Capital Expenditures (c)	$55,000 - 65,000	$68,842
Selling, general and administrative expense (d)	$36,000 - 40,000	$31,820
Depreciation, depletion, and amortization expense	$71,000 - 76,000	$65,615
Interest expense, net	$8,000 - 9,000	$6,123
Effective tax rate (e)	25 - 30%	25%
Idle Mine and Other Costs	$1,000 - 2,000	$1,529

(a)	Includes purchased coal.
(b)	Excludes transportation costs, alternative mineral development costs, and idle mine costs.
(c)	Excludes capitalized interest. Includes $3mm for the purchase price of the preparation plant that was relocated to Maben for 2024.
(d)	Excludes stock-based compensation.
(e)	Normalized to exclude discrete items.

Committed 2025 Sales Volume(a)

(In millions, except per ton amounts) (unaudited)

	2025
	Volume	Average Price
North America, fixed priced	1.6	$152
Seaborne, fixed priced	0.6	$111
Total, fixed priced	2.2	$141
Index priced	1.5
Total committed tons	3.7

(a)	Amounts as of March 31, 2025 include purchased coal. Totals may not add due to rounding.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one development rare earth and coal mine near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major deposit of primary magnetic rare earths and critical minerals was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 60 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

FIRST QUARTER 2025 CONFERENCE CALL

Ramaco Resources will hold its quarterly conference call and webcast at 11:00 AM Eastern Time (ET) on Monday, May 12, 2025. An accompanying slide deck will be available at https://www.ramacoresources.com/investors/investor-presentations/ immediately before the conference call.

To participate in the live teleconference on May 12, 2025:

Domestic Live: (877) 317-6789

International Live: (412) 317-6789

Conference ID: Ramaco Resources First Quarter 2025 Results

Web link: Click Here

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully ramp up production at our complexes in accordance with the Company’s growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the impact of tariffs imposed by the United States and foreign governments, the further decline of demand for coal in export markets and underperformance of the railroads, and the Company's ability to successfully develop the Brook Mine, including whether the Company's exploration target and estimates for such mine are realized, the timing of the initial production of rare earth concentrates the development of a pilot and ultimately a full scale commercial processing facility. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended March 31,
In thousands, except per share amounts	2025	2024

Revenue	$134,656	$172,676

Costs and expenses
Cost of sales (exclusive of items shown separately below)	114,132	139,713
Asset retirement obligations accretion	402	354
Depreciation, depletion, and amortization	17,542	15,220
Selling, general, and administrative	14,602	14,114
Total costs and expenses	146,678	169,401

Operating (loss) income	(12,022)	3,275

Other income (expense), net	505	629
Interest expense, net	(2,230)	(1,332)
(Loss) income before tax	(13,747)	2,572
Income tax (benefit) expense	(4,290)	540
Net (loss) income	$(9,457)	$2,032

Earnings per common share
Basic - Class A	$(0.19)	$(0.00)
Basic - Class B	$(0.20)	$0.24

Diluted - Class A	$(0.19)	$(0.00)
Diluted - Class B	$(0.20)	$0.23

Ramaco Resources, Inc.

Unaudited Consolidated Balance Sheets

In thousands, except per-share amounts	March 31, 2025	December 31, 2024

Assets
Current assets
Cash and cash equivalents	$43,466	$33,009
Accounts receivable	52,122	73,582
Inventories	56,123	43,358
Prepaid expenses and other	12,256	17,685
Total current assets	163,967	167,634
Property, plant, and equipment, net	487,872	482,019
Financing lease right-of-use assets, net	19,679	12,437
Advanced coal royalties	5,129	4,709
Other	9,088	7,887
Total Assets	$685,735	$674,686

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$59,496	$48,855
Accrued liabilities	53,851	61,659
Current portion of asset retirement obligations	1,035	1,035
Current portion of long-term debt	307	359
Current portion of financing lease obligations	7,307	6,218
Insurance financing liability	2,365	4,302
Total current liabilities	124,361	122,428
Asset retirement obligations, net	30,454	30,052
Long-term equipment loans	—	57
Long-term borrowing on revolving credit facility	16,000	—
Long-term financing lease obligations, net	13,203	7,517
Senior notes, net	88,356	88,135
Deferred tax liability, net	51,359	56,027
Other long-term liabilities	6,754	7,664
Total liabilities	330,487	311,880

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Class A common stock, $0.01 par value	444	438
Class B common stock, $0.01 par value	103	95
Additional paid-in capital	306,312	292,739
Retained earnings	48,389	69,534
Total stockholders' equity	355,248	362,806
Total Liabilities and Stockholders' Equity	$685,735	$674,686

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Three months ended March 31,
In thousands	2025	2024
Cash flows from operating activities
Net (loss) income	$(9,457)	$2,032
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	402	354
Depreciation, depletion, and amortization	17,542	15,220
Amortization of debt issuance costs	353	207
Stock-based compensation	3,361	4,702
Other income	—	(23)
Deferred income taxes	(4,668)	(1,928)
Changes in operating assets and liabilities:
Accounts receivable	21,460	(6,673)
Prepaid expenses and other current assets	5,429	6,462
Inventories	(12,765)	(4,117)
Other assets and liabilities	(1,253)	(494)
Accounts payable	9,809	6,301
Accrued liabilities	(4,174)	3,145
Net cash from operating activities	26,039	25,188

Cash flow from investing activities:
Capital expenditures	(18,473)	(18,730)
Maben preparation plant capital expenditures	(1,840)	—
Capitalized interest	(527)	(244)
Other	(1,416)	309
Net cash used for investing activities	(22,256)	(18,665)

Cash flows from financing activities
Proceeds from borrowings	19,000	51,500
Payments of debt issuance cost (senior note debt)	(67)	—
Payments of dividends	(2,476)	(8,319)
Repayment of borrowings	(3,110)	(55,417)
Repayments of insurance financing	(1,937)	(1,799)
Repayments of equipment finance leases	(2,056)	(2,077)
Shares surrendered for withholding taxes	(2,680)	(1,870)
Net Provided by (used) for financing activities	6,674	(17,982)

Net change in cash and cash equivalents and restricted cash	10,457	(11,459)
Cash and cash equivalents and restricted cash, beginning of period	33,823	42,781
Cash and cash equivalents and restricted cash, end of period	$44,280	$31,322

Reconciliation of Non-GAAP Measures (Unaudited)

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies. We believe Adjusted EBITDA is useful because it allows us to evaluate our operating performance more effectively.

We define Adjusted EBITDA as net income plus net interest expense; equity-based compensation; depreciation, depletion, and amortization expenses; income taxes; certain other non-operating items (income tax penalties and charitable contributions), and accretion of asset retirement obligations. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as a substitute for GAAP measures of performance and may not be comparable to similarly titled measures presented by other companies.

	Q1	Q4	Q1
(In thousands)	2025	2024	2024

Reconciliation of Net Income to Adjusted EBITDA
Net (loss) income	$(9,457)	$3,858	$2,032
Depreciation, depletion, and amortization	17,542	16,706	15,220
Interest expense, net	2,230	1,614	1,332
Income tax (benefit) expense	(4,290)	2,212	540
EBITDA	6,025	24,390	19,124
Stock-based compensation	3,361	4,211	4,702
Other non-operating	—	193	—
Accretion of asset retirement obligations	402	402	354
Adjusted EBITDA	$9,788	$29,196	$24,180

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs including demurrage costs, divided by tons sold. Non-GAAP cash cost per ton sold (FOB mine) is calculated as cash cost of coal sales less transportation costs, alternative mineral development costs, and idle and other costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton (FOB mine) provide useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control, and alternative mineral costs, which are more developmentally focused currently. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton sold (FOB mine) are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute for revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton (unaudited)

	Q1	Q4	Q1
(In thousands, except per ton amounts)	2025	2024	2024

Revenue	$134,656	$170,893	$172,676
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation	(19,042)	(25,945)	(28,285)
Non-GAAP revenue (FOB mine)	$115,614	$144,948	$144,391
Tons sold	946	1,122	929
Non-GAAP revenue per ton sold (FOB mine)	$122	$129	$155

Non-GAAP cash cost per ton (unaudited)

	Q1	Q4	Q1
(In thousands, except per ton amounts)	2025	2024	2024

Cost of sales	$114,132	$136,079	$139,713
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(18,998)	(25,942)	(28,876)
Alternative mineral development costs	(1,912)	(1,137)	(1,135)
Idle and other costs	(459)	(742)	(237)
Non-GAAP cash cost of sales	$92,763	$108,258	$109,465
Tons sold	946	1,122	929
Non-GAAP cash cost per ton sold (FOB mine)	$98	$96	$118

Non-GAAP cash margins on tons sold	$24	$33	$37

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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